Exhibit 99.1

Eastman Board Elects New Director

KINGSPORT, Tenn., Aug. 8, 2022 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Eric L. Butler as a director. Butler is the former Executive Vice President and Chief Administrative Officer of Union Pacific Corporation.

“Eric brings to our Board of Directors deep operational discipline and extensive corporate management experience in the industrial sector,” said Mark Costa, Board Chair and CEO. “He is a strong thought leader who brings strategic thinking, well-honed analytical skills and a unique blend of operations and commercial perspectives to the boardroom. We welcome Eric to Eastman as a member of our Board.”

During Butler’s 32-year career with Union Pacific, he led a wide variety of company functions and initiatives, including marketing and sales, purchasing and supply chain, financial planning and analysis, strategic planning, human resources, industrial engineering and transportation research. He retired as Chief Administrative Officer in 2018. Butler has served as the Chairman of the Board of the Federal Reserve Bank of Kansas City – Omaha Branch and is a member of the board of directors of NiSource, Inc.

Butler received both a Bachelor of Science degree in Mechanical Engineering and a Master of Science degree in Industrial Administration from Carnegie Mellon University.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenues of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com